Gary R. Henrie
Attorney at Law
(Licensed in the States of Utah and Nevada)

P.O. Box 107	Telephone: 309-313-5092
1565 Knight Street	e-mail: grhlaw@hotmail.com
Nauvoo, IL 62354

January 19, 2017

BioVie Inc.

100 Cummings Center, Suite 247-C

Beverly, Massachusetts 01915

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for BioVie Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 25,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), pursuant to a common stock purchase agreement dated January 4, 2017 (the “Purchase Agreement”) between the Company and Aspire Capital Fund, LLC (“Aspire Capital”), of which (i) 3,400,000 shares have been issued in a private placement as commitment shares and initial purchase shares under the Purchase Agreement (the “Initial Shares”), (ii) 500,000 shares are issuable upon the exercise of warrants (the “Warrants”) issued under the Purchase Agreement (such shares, the “Warrant Shares”), and (iii) 21,100,000 shares are reserved for issuance under the Purchase Agreement (the “Purchase Shares,” and together with the Initial Shares and the Warrant Shares, the “Shares”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (vi) all of the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Purchase Agreement, the Registration Statement and any applicable prospectus supplement; (vii) there will not have occurred any change in law affecting the validity or enforceability of such Shares; (viii) at the time of the sale, issuance or delivery of the Shares, the authorization of such Shares by the Company’s Board of Directors or applicable committee thereof will not have been modified or rescinded; (ix) with respect to the Shares, the Company will have a sufficient number of authorized but unissued shares thereof under its charter, and will have reserved from such authorized but unissued and unreserved shares, sufficient shares for the issuance thereof; (x) the certificates representing the Shares will be duly authorized, executed and delivered; and (xi) the Shares will be properly authenticated by the manual signature of an authorized representative of the transfer agent.

Based upon the foregoing, we are of the opinion that:

(a)	The 3,400,000 Initial Shares that have already been issued by the Company to Aspire Capital are validly issued, fully paid and non-assessable.

(b)	Following (i) exercise of the Warrants pursuant to their terms, (ii) receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants, and (iii) issuance of the Warrant Shares thereunder, the 500,000 Warrant Shares will be validly issued, fully paid, and non-assessable.
(c)	Provided that (i) the Company’s Board of Directors or an authorized committee thereof has specifically authorized the issuance of such Purchase Shares in exchange for a consideration that the Board of Directors or such committee determines as adequate (“Authorizing Resolutions”), (ii) the offer and sale of the Purchase Shares and the issuance and delivery thereof are in conformity with the Company’s charter and bylaws, and do not violate any applicable law, or result in a default under or breach of any agreement or instrument binding on the Company or a violation of any restriction imposed by any court or governmental body having jurisdiction over the Company, and (iii) the Company has received the consideration provided for in the applicable Authorizing Resolutions, when sold and issued by the Company to Aspire Capital in accordance with the terms of the Purchase Agreement, the 21,100,000 Purchase Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, receivership, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

It is understood that this opinion is to be used only in connection with the Registration Statement.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming part of the Registration Statement and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

Gary R. Henrie

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